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                                                                     EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT

         Asset Purchase Agreement dated as of the 27th day of January, 1999, by and among Healthbridge, Inc., a Delaware corporation (the "Purchaser"); Roatan Medical Technologies, Inc., a Utah corporation ("Roatan"); WinTex Corporation, a Texas Corporation, a wholly-owned subsidiary of Roatan ("WinTex") Roatan Medical Services, Inc., a Texas Corporation ("Services") and United Services, Inc. ("United") (Roatan, WinTex, Services and United are collectively referred to herein as the "Sellers") and Mr. Wilhelm Liesner, an individual residing at 3611 Cole Avenue #330, Dallas, Texas 75204 (hereinafter referred to as the "Stockholder").

                              W I T N E S S E T H:

         WHEREAS, the Sellers are engaged in the business of developing and marketing technologies and products for the medical waste industry and maintain ownership of valuable intellectual property in connection therewith; and
         WHEREAS, Stockholder, as majority shareholder of Roatan, Services and United consents to the sale of the assets provided for in this Agreement; and
         WHEREAS, the Sellers, Stockholder and certain affiliated companies have executed a letter of intent (the "LOI") with First Capital Invest Corp. BVI ("FCIC") dated March 30, 1998 that contemplates a series of financings for the benefit of Sellers and Stockholder; and
         WHEREAS, pursuant to the LOI, FCIC has advanced certain funds for the benefit of the Sellers and Stockholder and will arrange for future financings for the Purchaser, subject to an agreed upon restructuring of the assets and liabilities of the Sellers, Stockholder and their affiliated companies; and
         WHEREAS, the Sellers have agreed upon a restructuring plan which includes the sale of substantially all of the Sellers' assets to Purchaser, pursuant to the terms and conditions of this Agreement, in exchange for voting stock of Purchaser and other good and valuable consideration stated herein;

         NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter contained, the parties to this Agreement hereby agree as follows:

         1. Acquisition of Assets in Exchange for Purchaser Voting Stock.

                  (a) Transfer of Assets. Sellers shall sell, transfer, assign and convey to Purchaser, the assets described in Paragraph 1(b) of this Agreement (the "Assets") in exchange for the shares of common stock, par value $.01 per share ("Purchaser Stock"), of Purchaser, payable as provided in Paragraph 1(c) of this Agreement.

                  (b) Acquisition of Sellers' Assets. Subject to the terms and conditions of this Agreement and upon the representations, warranties, covenants and agreements made in this Agreement by the parties, Sellers shall validly transfer, assign, convey and deliver to Purchaser at the Closing, as hereinafter defined, all of the property and assets of the Sellers of every kind and wherever situated which are owned as of the Closing Date, as hereinafter defined, by Sellers or in which they have any right or interest save and except the Excluded Assets described in Paragraph 1(b)(iii) below. Except as excluded, the Assets include all of the Sellers' goodwill, customer lists, franchises and all rights, title and interest in and to the use of its their corporate names, trade names, trademarks or any similar names and any other names under which the Sellers conduct business; all patent rights, copyrights, licenses, marketing rights, trade secrets, know-how, inventions and royalties; lands, leaseholds and other interests in land; plants, buildings, machinery, equipment, tools, motor vehicles, transportation and packing and delivery equipment and supplies; bonds, stock, mortgages or other investments; notes, drafts and accounts receivable; supplies on hand and in transit; inventories of finished goods, raw materials and work in process; policies of insurance, fidelity and contract bonds; causes of action, judgments, claims and demands of whatsoever nature; memberships, agencies and permits; contract rights; rights under government licenses and authorizations; software and other intangible intellectual property of all kinds, deferred charges, advance payments, prepaid items, rights of offset and credits of all kinds, contracts for supplies and for the sale

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of goods, distribution and sales agreements and rights, and all other contracts, books of account, files, papers and records relating to the aforesaid business and assets, and all cash on hand and in banks) and except:

                           (i) the consideration to be received by the Sellers
pursuant to Paragraph 1(c) of this Agreement;

                           (ii) each of the Sellers' franchises to be a
corporation, its certificate of incorporation, corporate seal, minute books, stock books and other corporate records having exclusively to do with the corporate organization and capitalization of the Sellers;

                           (iii) certain other assets as listed on Schedule
1(a). All such excluded assets described in these sub-paragraphs (i), (ii),
(iii) are hereinafter referred to as the "Excluded Assets."

                  (c) Issuance of Shares of Purchaser Stock. The purchase price for the assets to be purchased pursuant to this Agreement shall consist of the following:

                           (i) to Roatan - three hundred thirty thousand
(330,000) shares of the common stock of Purchaser;

                           (ii) to United - two million seventy seven thousand
eight hundred (2,077,800) shares of the common stock of Purchaser;

                           (iii) to Services - twenty three thousand fifty three
(23,053) shares of the common stock of Purchaser;

                           (iv) to L.E. Creel (Trustee) - one hundred twenty
nine three hundred eighty four thousand (129,384) shares;

                           (v) Purchaser agrees to assist Sellers and
Stockholder to participate in, or otherwise sell, as a part of any future offering or other transaction in which any majority stockholder of Purchaser participates, in connection with the Closing of the transaction contemplated herein.

                  (d) Specified Liabilities to be Assumed by Purchaser. In addition to the consideration described in the foregoing paragraph 1(c), and except to the extent expressly set forth in Paragraph 1(e) of this Agreement, Purchaser shall assume no liabilities or



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obligations of the Sellers or of the Stockholder whether actual or contingent, and whether or not such liabilities are set forth on the Sellers' financial statements or other books and records and regardless of whether such obligations arise out of contracts or agreements or are statutory obligations of the Sellers. In particular, and without limiting the generality of this Paragraph 1(d), Purchaser is not assuming any obligations to the Internal Revenue Service ("IRS") or to any other taxing agency or authority or with respect to any employee benefit plan or relating to the preparation and consummation of the transaction contemplated by this Agreement.

                  (e) Contracts and Obligations to be Assumed. Purchaser shall assume no liabilities of any kind and description, other than the Sellers' and Stockholder's liabilities specifically listed on a schedule of assumed liabilities approved by Purchaser and attached hereto as Schedule 1(e).

                  (f) Purchase Price Allocation. The purchase price of the assets acquired by Purchaser pursuant to this Agreement shall be determined by Purchaser, subject to the approval of the Sellers, which approval shall not be unreasonably withheld or delayed.

                  (g) Closing. The purchase and sale contemplated by this Agreement shall take place at a closing (the "Closing") to be held at the office of Esanu Katsky Korins & Siger, 605 Third Avenue, New York, New York on February 22, 1999 or upon such later date, or by such other method, as the parties may mutually select (the "Closing" or "Closing Date").

         2. Representations and Warranties of Sellers and Stockholder. Sellers jointly and severally, hereby represent and warrant to Purchaser, as follows:

                  (a) Corporate.

                           (i) Roatan is a corporation, duly organized, validly
existing and in good standing under the laws of the State of Utah and has full power and authority to carry on its business and to own or lease all of its properties and assets as and in the places such businesses are now conducted. There is no jurisdiction in which Roatan owns or leases real property or where its activities or the nature of its business or property would



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require qualification or license as a foreign corporation where it is not so qualified or licensed.

                           (ii) WinTex is a corporation, duly organized, validly
existing and in good standing under the laws of the State of Texas and has full power and authority to carry on its business and to own or lease all of its properties and assets as and in the places such businesses are now conducted. There is no jurisdiction in which WinTex owns or leases real property or where its activities or the nature of its business or property would require qualification or license as a foreign corporation where it is not so qualified or licensed.

                           (iii) Services is a corporation, duly organized,
validly existing and in good standing under the laws of the State of Texas and has full power and authority to carry on its business and to own or lease all of its properties and assets as and in the places such businesses are now conducted. There is no jurisdiction in which Services owns or leases real property or where its activities or the nature of its business or property would require qualification or license as a foreign corporation where it is not so qualified or licensed.

                           (iv) United is a corporation, duly organized, validly
existing and in good standing under the laws of the State of Texas and has full power and authority to carry on its business and to own or lease all of its properties and assets as and in the places such businesses are now conducted. There is no jurisdiction in which United owns or leases real property or where its activities or the nature of its business or property would require qualification or license as a foreign corporation where it is not so qualified or licensed.

                           (v) Complete and correct copies of the certificates
of incorporation of each of the Sellers, certified by the appropriate Secretaries of State and the by-laws of each of the Sellers, certified by the secretary of each of the Sellers (the "Certificates of Incorporation" and "By-Laws," respectively), and a list of the present officers and directors of each of the Sellers, certified by their respective secretaries will be delivered to Purchaser at or prior to Closing.

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                           (vi) Sellers have full corporate power to carry out
the transactions provided for in this Agreement. All necessary corporate actions required to be taken by the Sellers, including all necessary stockholder and director approvals, relating to the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been, or shall, prior to Closing, be duly and validly taken. This Agreement and any other agreements, instruments, releases or other obligations (collectively, "Other Agreements") entered into in connection with this Agreement, when executed and delivered by the Sellers, Stockholder or their respective agents, will constitute the legal, valid and binding obligations of the Sellers enforceable in accordance with their respective terms. No consent, approval or agreement of any person, party, court, governmental authority, or entity is required to be obtained by the Sellers in connection with the execution and performance by the Sellers of this Agreement or such Other Agreements.

                           (vii) Except as set forth in Schedule 2(a)(ii),
Sellers do not have any equity investment or other interest, direct or indirect, in, any domestic or foreign corporation, association, partnership, joint venture or other entity.

                  (b) Property.

                           (i) Sellers do not own any real property. Schedule
2(b) identifies all real property or leasehold estates in real property of which any of the Sellers is a lessor or lessee. Sellers are a party to legal, valid and binding leases under which Sellers are a tenant or possessor in good standing, free of any default or breach by Sellers or any affiliate of the Sellers. Sellers have legal and valid occupancy permits, if required, and all other required licenses or governmental approvals for the Scheduled leased property. None of such real property leases shall be modified, terminated, or affected in any way by the execution of this Agreement or the consummation of the transactions contemplated by this Agreement nor shall such execution and consummation grant any party any right of termination under any of such leases. All rental and other payments due under such leases have been duly made, all acts required to be performed by the Sellers and such affiliates have been duly performed and Sellers enjoy the unrestricted quiet possession of



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each of the premises purported to be leased by it. No improvement, fixture or equipment in the premises or properties, leased, used or occupied by the Sellers nor the leasehold or occupation with respect thereto, is in violation of any zoning or building laws, and all such premises and properties are zoned for the purposes for which such premises and properties are currently being used.

                           (ii) Except for (A) liens for taxes, assessments,
charges and other indebtedness, the validity of which the Sellers are contesting in good faith by appropriate action diligently pursued, each of which is listed in Schedule 2(b)(ii); (B) liens for taxes and assessments not yet payable; (C) liens of employees and laborers for current wages not yet due; (D) liens arising under the terms of a lease of real property as set forth in Schedule 2(b)(ii);
(E) as otherwise reflected in Schedule 2(b)(ii), Sellers own outright and has good and marketable title to all its respective assets free and clear of all Claims.

                           (iii) All leases entered into by the Sellers were
made at arms length with non-affiliated persons.

                           (iv) Except as set forth in Schedule 2(b)(v), all of
Sellers' rights under leases of all of its real and personal property may be transferred to Purchaser without the consent of any third party. With respect to those leases being assumed by Purchaser pursuant to Paragraph 1(e) of this Agreement, Seller shall obtain any consent required to such assignment.

                  (c) Litigation. Except as set forth in Schedule 2(c), there are no claims, actions, suits, proceedings, inquiries, labor disputes or investigations (whether or not purportedly on behalf of the Sellers) pending or, to the best of their knowledge, threatened against Sellers at law or in equity or by or before any Federal, state, county, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, whether legal or administrative or in arbitration or mediation, nor is there any basis for any such action or proceeding. Except as set forth in
Schedule 2(c), Sellers and their assets are not subject to, nor are the Sellers in default with respect to, any order, writ, injunction, judgment, decree or governmental restriction that could materially



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and adversely affect its financial condition, business, assets or prospects or that would interfere with the transactions contemplated by this Agreement.

                  (d) Compliance with Laws. To the best of Sellers' and Stockholder's knowledge, Sellers are in compliance in all material respects with all laws and the rules and regulations of all Federal, state and other government agencies or authorities applicable to its business (including, without limitation, with respect to wages, hours, hiring, firing, promotion, equal opportunity, nondiscrimination, health, safety, environmental matters, product labeling, warranties, packaging, advertising or sale of products, trade regulations, anti-trust or control and foreign exchange), and Sellers possess all required licenses and approvals for their services and facilities which are required to be issued in connection with its business. To the best of Sellers' and Stockholder's knowledge, Sellers have filed with the proper authorities all statements, reports, information and forms required by all applicable laws, rules and regulations, and has maintained in full force and effect all licenses and permits necessary or proper in the conduct of its business. Sellers have received no written notice or informal advice concerning any revocation or limitation of any such license or permit and no such proceeding is pending, or, to the best of Sellers' and Stockholder's knowledge, threatened.

                  (e) Contracts and Commitments.

                           (i) Sellers have no contracts or commitments with
respect to either purchases or sales by the Sellers involving a consideration in excess of $5,000 individually or $10,000 in the aggregate which is not cancelable by the Sellers without penalty upon 30 days notice other than contracts made in the ordinary course of business. No purchase commitments by the Sellers are in excess of the normal, ordinary and usual requirements of their business or, to the best of their knowledge, at any price unreasonably high or known to or believed to be excessive.

                           (ii) Schedule 2(e)(ii) identifies all employees,
consultants and others who have received remuneration from the Sellers in connection with services rendered within the year prior to the execution of this Agreement; including such individuals date of hire, rate of remuneration, title and responsibility. Sellers have made no payments



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or commissions or provided any benefits to others in connection with any sales or proposed sales by the Sellers, except to employees of the Sellers or sales representatives regularly engaged by the Sellers to promote the sale of their products and services. To the best knowledge of the Sellers and Stockholder, none of such employees or sales representatives are employed or engaged as a consultant, advisor, purchasing representative, employee, officer, director or otherwise, whether paid or unpaid, by any customer or proposed customer or by any government or governmental agency or body of any kind and description or by any other person, firm or corporation or hold political office or position (whether or not paid) with any government or governmental agency or body or receive remuneration for services rendered from any person, firm or corporation other than Sellers.

                           (iii) Except as disclosed on Schedule 2(e)(ii), there
are no contracts, agreements or commitments or business arrangements with or to, and there have not been any sales to, purchases from or other business arrangements with, any current or former principal stockholders, directors or officers of the Sellers (or any spouse or relative of any of the foregoing) and neither Sellers nor Stockholder have any interest in any party with which the Sellers do business.

                           (iv) Schedule 2(e)(iv) identifies all unexpired
material contracts to which Sellers are bound. Except as set forth in Schedule 2(e)(iv), Sellers are not a party to any agreement, contract or commitment (A) granting any person any preferential rights to purchase any of its assets or properties; (B) which continues over a period (including any periods covered by an option to renew by any party) of more than one year from its date; (C) with any distributor, dealer, sales agency or manufacturer's representative or with any sales, advertising or public relations agency; (D) for capital improvements or expenditures or the construction of fixed assets; (E) relating to the borrowing of money or to a line of credit, including, without limitation, any indenture, mortgage, note, loan or credit agreement, or any other contract or obligation or to the direct or indirect guaranty or assumption by the Sellers of obligations of others, including any arrangements which have the economic effect although not the legal form of a guaranty; (F) with respect to security




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interests, liens, pledges, charges, encumbrances, options, rights of first refusal, mortgages, indentures or security agreements; (G) not made in the ordinary course of business; or (H) pursuant to which its right to compete with any corporation, business trust, firm, individual, partnership, joint venture, entity or organization, in the conduct of its business, is restrained or restricted for any reason or in any way; except, with respect to clauses (B),
(D) and (G), agreements, contracts or commitments obligating Sellers to pay more than $5,000 individually or $10,000 in the aggregate.

                  (f) No Defaults

                           (i) Except as described on Schedule 2(3)(iv), Sellers
and Stockholder have performed, in accordance with the terms thereof, all material obligations required to be performed by them, and Sellers are not in default, in any material respect, under any contract, lease, agreement or instrument to which Sellers are a party; each such contract, lease, indenture, agreement or instrument is a legal, valid and binding obligation of the Sellers and, to the best of Sellers' and Stockholder's knowledge, the other parties thereto, enforceable in accordance with its terms; there are no material breaches or material defaults of or liabilities arising from any breach or default of any provision thereof by any party thereto, which would, to the best knowledge of Sellers or Stockholders materially and adversely affect Sellers' business; and no event has occurred which, with or without the lapse of time or giving of notice, or both, would constitute such a breach or default thereof by any party thereto, would cause acceleration of any material obligation of any party thereto or would materially and adversely affect the Sellers.

                           (ii) As of Closing. To the best of Sellers' and
Stockholder's knowledge, Sellers shall not be in violation of any term of their Certificate of Incorporation or its By-Laws, and Sellers will not be in violation of any judgment, decree or order, applicable to it. The execution and delivery of this Agreement or any other related agreement by the Sellers and the consummation of the transactions contemplated by this Agreement or any other related agreement will not result in any such violation or a violation of the Certificate of Incorporation or By-Laws of the Sellers or any applicable law or to the best of Sellers' and Stockholder's knowledge be in conflict with, constitute a default under



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or result in a violation of (or give rise to any right of termination, cancellation or acceleration under) any contract, agreement, lease, indenture or instrument to which the Sellers are a party, or any judgment, decree, order, statute, rule or governmental regulation applicable to the Sellers or their business or operations of the Sellers. Sellers are not a party to or bound by any contract which would materially and adversely affect Sellers' business, operations, financial condition or prospects.

                  (g) Patents, Trademarks and Copyrights.

                           (i) Schedule 2(h)(i) contains, and identifies the
Sellers' interest in: all patents (including all re-issues, divisions, continuations and extensions thereof), patent applications, patent rights, patent disclosures docketed, inventions, discoveries, confidential know-how, copyrights, trademarks, trademark applications and trade names and similar proprietary rights (collectively, "Proprietary Rights") owned by, or registered in the name of, the Sellers or in which the Sellers have a right or option to obtain or acquire an interest, or which are used in, or useful to, the business of the Sellers. Confidential know-how includes, but is not limited to, proprietary know-how, software, product formulae, manufacturing, engineering and other drawings, process flow data, toxicological and ecological data, trade secrets, technology, technical information, engineering data, design and engineering specifications and similar materials recording or evidencing Sellers' proprietary expertise relating to its business, whether or not currently or heretofore used by Seller and used by or useful to the Sellers in the conduct of its business. Sellers own outright all the Proprietary Rights used in their businesses free and clear of all claims and pays no royalty to anyone under any of them, except as referenced on Schedule 2(g)(ii). None of Sellers' rights in and to any Proprietary Rights are or will be affected by the consummation of the transaction contemplated by this Agreement.

                           (ii) Sellers have full right, title and interest in,
and no other person or entity owns any right, title or interest in, such Proprietary Rights, except as specified in Schedule 2(g)(ii). Sellers have not granted any license or made any assignment regarding any such Proprietary Rights; there have been no asserted claim or litigation challenging or threatening to challenge the right, title or interest of the Sellers with respect to any such



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Proprietary Rights; the operations of the Sellers do not, to the best of
Sellers' and Stockholders' knowledge, infringe or violate any enforceable rights of others in any patents, patent applications, patent rights, confidential know-how, trademarks, trade names, copyrights, licenses or other proprietary rights; Sellers as licensee of any Proprietary Right is not in default under any license and all such licenses are in full force and effect. Seller is not aware of any default by any other person or party with respect to any license to which the Sellers are a party or of any infringement by anyone of Sellers' right, title or interest with respect to the Proprietary Rights. To the best of Sellers' and Stockholder's knowledge, there are no inventions, discoveries or confidential know-how of a material nature developed by any employee, agent or consultant of the Sellers which pertains to the business in which the Sellers are engaged which has not been disclosed in Schedule 2(g)(i). All license agreements and assignments set forth in Schedule 2(g)(i) granting Proprietary Rights to the Sellers are, to the best of Sellers' knowledge, valid and enforceable in accordance with their terms. Neither the execution of this Agreement or the consummation of the transactions contemplated by this Agreement, violates, conflicts with or results or will result in a breach of any material license or other material agreements relating to Proprietary Rights.

                  (h) Investment Representation.

                           (i) Sellers and Stockholder are accredited investors,
within the meaning of Rule 501 of the Commission pursuant to the Securities Act. Sellers and Stockholder are acquiring the Shares pursuant to this Agreement for investment and not with a view to the sale or distribution thereof. Seller and Stockholder understand that the Shares constitute restricted securities within the meaning of Rule 144 of the Commission pursuant to the Securities Act and may not be sold or otherwise transferred except pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act. Sellers further acknowledge that Seller and Stockholder have no registration rights with respect to the Shares. Sellers and Stockholder have been advised by counsel as to the meaning and implication of the acquisition of restricted securities, the illiquid nature of the Shares.




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

                           (ii) Sellers and Stockholder are aware that an
investment in Purchaser Stock involves a high degree of risk, that Purchaser has incurred, and is continuing to incur, consolidated net losses, and no assurance can be given as to the profitability of Purchaser's future operations, and that Purchaser has significant funding requirements and the failure of Purchaser to provide funding or the failure of its subsidiaries to obtain funding from other sources could have a material adverse effect upon the subsidiaries and upon Purchaser and could result in the curtailment of operations of Purchaser or one or more subsidiaries and no assurance can be given as to the availability of necessary funds to Purchaser or its subsidiaries.

                  (i) No Broker. Sellers nor any of their officers, directors or employees have employed or engaged any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement. Sellers shall be solely liable for the payment of any such brokerage fees, commissions or finders' fees.

                  (j) Reliance by Purchaser. No representation or warranty set forth in this Paragraph 2 contains or shall contain any untrue statement of a material fact or, when taken with all such representations, warranties, reports and other materials, omitted, omits or will omit to state a material fact necessary to make the statements contained herein and therein, when taken together, not misleading and there is no fact which materially and adversely affects the business, operations or financial condition of the Sellers, which have not been set forth in this Agreement.

         3. Representations and Warranties by Purchaser. Purchaser represents and warrants to the Sellers that:

                  (a) Corporate.

                           (i) Purchaser is a corporation, duly organized,
validly existing and in good standing under the laws of the State of Delaware and has full power and authority to carry on its business and to own or lease all of its properties and assets as and in the places such business is now conducted. Purchaser has not engaged in any business and is not qualified to conduct business as a foreign corporation in any jurisdiction.




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

                           (ii) Purchaser has full corporate power to carry out
the transactions provided for in this Agreement. All necessary corporate action required to be taken by Purchaser relating to the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement has been duly and validly taken, and this Agreement and any other agreements entered into in connection with this Agreement, when executed and delivered by Purchaser, will constitute the legal, valid and binding and enforceable obligations of Purchaser. No consent, approval or agreement or any person, party, court, governmental authority, or entity is required to be obtained by Purchaser in connection with the execution and performance by Purchaser of this Agreement or such other agreements.

                  (b) No Broker. Neither Purchaser nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement.

                  (c) Purchaser Capital Stock. The authorized capital of Purchaser consists of, and shall not exceed prior to Closing without Stockholder's prior written consent, ten million (10,000,000) shares of Purchaser Stock, of which, 410,000 shares were issued and outstanding.

                  (d) Reliance by the Sellers. No representation or warranty set forth in this Paragraph 3 contains or shall contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein not misleading.

         4. Covenants of the Parties.

                  (a) Access to Records; Properties. During the period between the date of this Agreement and the Closing Date, Sellers agree to give Purchaser and their representatives full and prompt access to all of Sellers' premises and all of Sellers' books and records, including tax returns filed and in preparation and all filings with the IRS and Department of Labor and other material relating to the transaction contemplated by this Agreement, and to cause their respective officers and independent accountants to furnish



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

Purchaser with such financial and operating data and other information with respect to Sellers' business and properties as Purchaser shall from time to time request; provided, that such investigation shall not unreasonably interfere with Sellers' business. Sellers, upon Purchaser's request, will deliver copies of any tax returns which Sellers intend to file.

                  (b) Operation of Sellers' Business Prior to Closing. Sellers agree that from the date of this Agreement to the Closing Date, without Purchaser's prior written consent, Sellers will operate their businesses substantially as they are presently operated and only in the ordinary course of business. Sellers will duly comply with all applicable laws as may be required on its part to effect the transactions contemplated by this Agreement and in the conduct by Sellers of their businesses and the operation and use of their properties and assets.

                  (c) Noncompetition. Provided that Purchaser is not in default of any of its obligations under this Agreement, Sellers and Stockholder hereby covenant and agree that, from the date of this Agreement until five (5) years from the Closing Date, neither Sellers nor Stockholder will directly or indirectly (i) engage in the medical waste treatment business or any directly related business (whether for profit or not for profit), whether as an officer, director, consultant, stockholder, guarantor, principal, agent, member, operator, proprietor, employee, advisor or in any other manner in the United States, or (ii) solicit any present or proposed client of Sellers, Purchaser or any Affiliate of Purchaser or (iii) employ or engage any employee of Sellers or Purchaser or (iv) aid or assist others with respect to any of the foregoing. The parties hereto acknowledge and agree that Purchaser's business is national in scope and that the foregoing non-competition covenant is an integral part of this Agreement for which they are receiving adequate compensation, that Purchaser would not enter in this Agreement without the inclusion of the Covenants and that if any court of competent jurisdiction shall hold that the scope or duration of the covenant not to compete set forth in this Paragraph 4(c) is not reasonable or otherwise enforceable, then the parties agree that such court shall enforce the covenant to the greatest extent permitted under applicable law.

                  (d) Non-Disclosure and Non-Disturbance. Provided that Purchaser is not in default of any of its obligations under this Agreement, Sellers and Stockholder agree (i) solicit , initiate discussions with or engage in negotiations with any Person, regardless of which party initiated any of the foregoing, that they will not at any time use or disclose to any person any Confidential Information relating to Sellers, Purchaser or any Affiliate of Purchaser which provided Confidential Information to Seller or either Stockholder; provided, however, that nothing in this Paragraph 4(d) shall be construed to prohibit any Seller or either Stockholder from (i) using or disclosing such information if it shall become public knowledge other than by or as a result of disclosure by a person not having a right to make such disclosure and (ii) complying with legal process, provided, that Purchaser shall be given prompt notice in time to enable it to object to such disclosure. Sellers and Stockholder further agree (ii) provide information or documentation relating to Seller or its business, that they will take no action to induce or cause any of Sellers' clients to cease engaging Purchaser for its personnel requirements or to reduce the scope of services performed by Purchaser. For purposes hereof, "Confidential Information" shall mean all information of a proprietary or confidential nature relating to any Person, including, but not limited to, such Person's trade secrets or proprietary information, technical know-how and products, processes, inventions and discoveries, whether or not patentable, and information concerning such Person's services, business, customer lists, proposed services, marketing strategy, pricing policies and the requirements of its clients.

                  (e) Negotiation with Others; Disposition of Securities. Sellers and Stockholder shall deal exclusively with Purchaser regarding the sale of the Assets contemplated herein or any acquisition of Sellers, whether by way of merger, purchase of capital stock, purchase of assets or otherwise (a "Potential Transaction") and, without the prior consent of Purchaser, neither Sellers nor Stockholder shall, directly or indirectly, (i) solicit, initiate discussions with or engage in negotiations with any Person, regardless of which party initiated any of the foregoing, (ii) provide information or documentation relating to Seller or its business, (iii) enter into any agreement with any Person other than Purchaser which relates directly or indirectly to a Potential Transaction. If Sellers or

Stockholder shall receive any unsolicited inquiry relating to any of the foregoing, Sellers or Stockholder shall immediately notify Purchaser.

                  (f) Injunctive Relief. Sellers and Stockholder agree that a violation or threatened violation of any of the provisions of Paragraphs 4(c),
(d) and (e) of this Agreement shall cause immediate and irreparable harm to Purchaser. In the event of any breach or threatened breach of said provisions, Sellers and Stockholder consent to the entry of preliminary and permanent injunctions by a court of competent jurisdiction prohibiting such party from any violation or threatened violation of these provisions and compelling Seller to comply with these provisions. This Paragraph 4(f) shall not affect or limit, and the injunctive relief provided in this Paragraph 4(e) shall be in addition to, any other remedies available to Purchaser at law or in equity. In the event an injunction is issued against any such conduct by Sellers, the period referred to in Paragraph 4(c) of this Agreement shall continue until the later of the expiration of the period set forth therein or one (1) month from the date a final judgment enforcing such provisions is entered and the time for appeal has lapsed.

                  (g) Transfer Taxes. Each party to this Agreement shall pay all respective sales, use and other transfer taxes, if any, imposed on such party with respect to the transactions contemplated by this Agreement.

                  (h) Obtain Consents. Sellers and Stockholder shall obtain all necessary consents to the assumption by Purchaser of all agreements and other contracts being assumed by Purchaser and any other consent required to consummate the transactions contemplated by this Agreement.

                  (i) Obligations Concerning Employees. Purchaser shall have no obligation to hire any of Sellers' employees. Sellers and Stockholder shall be responsible for any severance or other obligations to its employees.

                  (j) Compliance with Bulk Sales Law. Sellers shall take any and all action to comply with applicable bulk sales law in connection with the sale of the assets contemplated herein.

                  (k) Change of Name. Sellers shall, prior to the Closing Date, change their corporate name to a names reasonably acceptable to Purchaser which name does not include any of the words "Roatan," "WinTex", "Redloc", "Services", "United", or other words that are phonetically similar or have similar meaning or names that are similar to that of Purchaser or any of Purchaser's affiliates.

                  (l) Compliance with Closing Conditions. Sellers and Stockholder agree that the Sellers and Stockholder shall have complied with all of the obligations, agreements and conditions set forth in Paragraph 5 herein prior to the Closing Date.

         5. Conditions to the Obligation of Purchaser to Close. The obligations of Purchaser under this Agreement are subject to the satisfaction of the following conditions unless waived by such parties:

                  (a) Representations and Warranties. On the Closing Date, the representations and warranties of the Sellers and Stockholder shall be true and correct as of the Closing Date with the same force and effect as if made on such date, Sellers and Stockholder shall have performed all of their obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Purchaser shall have received certificates of the chief executive of the Sellers to such effect.

                  (b) Authorization of Sale. All action necessary to authorize the execution, delivery and performance of this Agreement by the Seller shall have been taken and the Sellers shall have delivered to Purchaser resolutions of the boards of directors and stockholders of the Sellers, certified by the secretary of the Sellers, relating to the execution, delivery and performance of this Agreement.

                  (c) Transfer of Contracts and Consents. Sellers shall have delivered to Purchaser instruments transferring all of the contracts to be assigned to and assumed by Purchaser and such assignments shall have been consented to by each of the other parties to such contracts whose consent is required in order to effect the assignment of such contract.

                  (d) Instruments of Transfer. Sellers shall have delivered to
Purchaser:

                           (i) Such instrument or instruments of transfer and
conveyance as shall, in the opinion of Purchaser's counsel, Esanu Katsky Korins & Siger, be reasonably necessary to vest in Purchaser good and marketable title to the business, property and assets to be transferred, assigned, conveyed and delivered to Purchaser; and

                           (ii) All books, records and all other data (except
minute and stock books and other corporate records having exclusively to do with the corporate organization and capitalization of the Sellers) relating to Sellers' property and assets, business and operations; provided, however, that after the Closing Date, Purchaser shall have reasonable rights to inspect and make extracts from any books and records of Seller relating to matters prior to the Closing Date.

                  (e) Release of Liens. All liens on the Sellers' property (other than those permitted pursuant to the Schedules hereto) shall have been released.

                  (f) Other Consents. Sellers shall have obtained any other consents necessary for the Sellers to perform its obligations under this Agreement. To the extent that any required consent is not obtained and Purchaser nonetheless elects to close, the Sellers shall use their best efforts to obtain such consents subsequent to the Closing.

                  (g) No Material Adverse Change. No material adverse change in the business or financial condition of Sellers shall have occurred or be threatened since the date of this Agreement, and no investigations, suits, actions or other proceedings shall be threatened or pending before any court or governmental agency or authority which, in the opinion of counsel for Purchaser, are likely to result in a material adverse change in the business, financial condition or prospects of the Sellers or are likely to result in the restraint, prohibition or the obtaining of damages or other relief in connection with this Agreement or the consummation of the transactions contemplated by this Agreement.

                  (h) No Litigation. There shall be no action or proceeding pending or, to the knowledge of the Sellers threatened, before any court or governmental agency or authority which, if adversely determined, would adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement or the validity or enforceability of this Agreement, and Purchaser shall have received certificates of the chief executive and financial officer of the Sellers to such effect.

                  (i) Updated Lien Searches. Sellers shall have provided Purchaser with lien searches on the assets of the Sellers in the appropriate jurisdictions no earlier than 15 days prior to the Closing Date, and such searches shall reveal no material claims against the assets of the Sellers, other than these claims identified in the Schedules hereto.

                  (j) Due Diligence Investigation. Purchaser shall not become aware of any facts or information which shall have given Purchaser reason to terminate this Agreement.

                  (k) Acceptance by Purchaser's Counsel. The form and substance of all legal matters contemplated by this Agreement and of all papers delivered pursuant to this Agreement shall be acceptable in form and substance to counsel to Purchaser.

                  (l) Opinion of Counsel. Purchaser shall have received the opinion of counsel to Seller, dated as of the Closing Date, addressed to Purchaser and in form and substance satisfactory to Purchaser to the effect that:

                           (i) Sellers are corporations duly organized, validly
existing and in good standing under the laws of the state of incorporation, and each corporation is duly organized, validly existing and in good standing under the laws of such state and each has the corporate power to own its property and conduct their business as now being conducted;

                           (ii) Sellers are qualified to conduct business as
foreign corporations in each jurisdiction in which each may own or lease real property and in each other jurisdiction in which the nature of the business conducted by Sellers require qualification, except for such jurisdictions in which the failure so to qualify will have a material adverse effect upon Sellers and their businesses; and

                           (iii) Such counsel knows of no liens not set forth on
the lien search delivered at the Closing;

                           (iv) This Agreement and the Other Agreements have
been duly executed and delivered by Sellers and Stockholder, all corporate or other action necessary for Sellers to approve this Agreement and the performance of the terms of this Agreement have been taken, and this Agreement constitutes a legal, valid and binding obligation of each of Sellers and Stockholder, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium, or similar laws from time to time in effect which affect creditors' rights generally, and by legal and equitable limitations on the enforceability of specific remedies);

                           (v) Such counsel has no knowledge of any actions,
suits or proceedings pending or threatened against or affecting Sellers in any court or before any arbitrator of any kind or before or by any governmental body except as disclosed and provided for in the Schedules hereto. In rendering such opinion, counsel may rely as to factual matters on certificates of officers, directors or stockholders of Sellers and on certificates of governmental officers.

                  (m) Releases. Purchaser shall have received copies of duly authorized, executed releases from RIB Roatan Gmbh & Still, Redloc II, L.P., Redloc III, L.P. and Redloc IV, L.P. (collectively, the "Redloc Entities") whereby Redloc Entities release any rights or claims any of the Redloc Entities may have in connection with Sellers, Stockholder or their affiliates or the technology or business of the Redloc Entities.

                  (n) Subordination to FCIC. Sellers shall have executed any and all documents requested by FCIC in order to assure the seniority of the security interests of FCIC and payment priority of FCIC to any other creditors of Sellers and their affiliate companies.

                  (o) Stockholders Agreement. The Purchaser and Stockholder shall have entered into a stockholders agreement (the "Shareholder's Agreement") in form and substance satisfactory to FCIC. The Stockholders Agreement shall include specific terms and conditions set forth in the LOI regarding, without limitation, transferability of shares and Board of Directors membership and appropriate non-competition and non-disclosure provisions.

         6. Conditions to Sellers' Obligations to Close. The obligations of the Sellers under this Agreement are subject to the satisfaction of the following conditions unless waived by the Sellers:

                  (a) Representations and Warranties. On the Closing Date the representations and warranties of Purchaser shall be true and correct as of the Closing Date with the same force and effect as if made on such date, Purchaser shall have performed all of its obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Sellers shall have received certificates of the chief executive officer of Purchaser to such effect.

                  (b) Authorization. All action necessary to authorize the execution, delivery and performance of this Agreement, and the other agreements by Purchaser shall have been taken and Purchaser shall have delivered to the Sellers resolutions of the Board of Directors of each party certified by the secretary of such parties.

                  (c) No Material Adverse Change. No material adverse change in the business or financial condition of Purchaser shall have occurred or be threatened since the date of this Agreement, and no investigations, suits, actions or other proceedings shall be threatened or pending before any court or governmental agency or authority which, in the opinion of counsel for the Sellers, are likely to result in a material adverse change in the business, financial condition or prospects of Purchaser or are likely to result in the restraint, prohibition or the obtaining of damages or other relief in connection with this Agreement or the consummation of the transactions contemplated by this Agreement.

                  (d) No Litigation. There shall be no action or proceeding pending or, to the knowledge of Purchaser, threatened, before any court or governmental agency or authority which would adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement or the Other Agreements or the validity or enforceability of this Agreement or the other agreements, and Purchaser shall have received certificates of the chief executive and financial officer of Purchaser to such effect.


                  (e) Payment of Purchase Price. Purchaser shall have delivered or caused to be delivered a certificate for the Purchaser Stock to the Sellers.

                  (f) Acceptance of Sellers' Counsel. The form and substance of all legal matters contemplated by this Agreement and of all papers delivered pursuant to this Agreement shall be acceptable in form and substance to counsel to the Sellers.

         7. Indemnification.

                  (a) Indemnification by the Sellers and Stockholder. Sellers and Stockholder shall jointly and severally, indemnify and hold Purchaser harmless from and against any and all actions, causes of action, liabilities, claims, charges, losses, damages, expenses and costs, including attorneys' fees (collectively "Damages"), that Purchaser may suffer, sustain, incur or become subject to, arising out of, based upon, or by reason of any breach of the warranties, representations, covenants and agreements of the Sellers and Stockholder contained in this Agreement as well as any Damages which Purchaser may sustain as a result of the failure of the Sellers and Stockholder to pay any obligations not assumed by Purchaser or as a result of any transactions or events arising out of or related directly or indirectly to this Agreement and its operation either prior to, or after the Closing Date. Sellers shall defend and pay all costs and expenses arising from all Damages resulting from causes of action or claims of any kind asserted or threatened against Purchaser arising from actions or omissions of the Sellers or transactions entered into by the Sellers in connection with the conduct of Sellers' business prior to the Closing Date or relate to obligations not assumed by Purchaser. The failure of the Sellers and Stockholder to assume the defense of any action covered by the indemnification provisions of this Paragraph 7(a) shall not affect in any manner the Sellers' and Stockholder's liability or obligation with respect to such obligation or liability.

                  (b) Indemnification by Purchaser. Purchaser agrees to indemnify and hold the Sellers and Stockholder harmless from and against any and all Damages that it may suffer, sustain, incur or become subject to, arising out of, based upon or by reason of any breach of the representations, warranties, covenants or agreements of Purchaser contained in this Agreement, as well as any damages which Sellers and Stockholder, or any of them, may sustain as a result of the failure of the Purchaser to pay any of the obligations assumed by the Purchaser under this Agreement or as a result of any transactions or events arising out of or related directly or indirectly to this Agreement after the Closing date.

                  (c) Procedure. Claims for indemnity pursuant to this Paragraph 7 shall be submitted in writing in the method and manner of notices pursuant to Paragraph 8(c) of this Agreement. Such notice shall specify in reasonable detail the basis for such claim. The indemnifying party shall have the right to assume the defense of any litigation or claim with respect to which indemnification is sought; provided, however, that the failure to assume such defense shall not affect the liability of the indemnifying party with respect to the underlying obligation or legal fees.

                  (d) Survival. The indemnification provisions of this Paragraph 7 and the representations and warranties of the parties shall survive the Closing and the consummation of the transactions contemplated by this Agreement; provided, that the obligations of indemnification shall terminate three (3) years after the Closing Date.

                  (e) Right of Offset. Purchaser shall have the right to offset any obligations of Seller and Stockholder pursuant to this Agreement, including this Paragraph 7, against any obligations due to the Sellers and Stockholder by Purchaser or any affiliate of Purchaser, including any obligations arising under any consulting or employment or other agreement between Purchaser or any affiliate of Purchaser, on the one hand, and Sellers and Stockholder, on the other hand.

         8. Miscellaneous.

                  (a) Entire Agreement. This Agreement, including the Schedules hereto which constitute integral parts of this Agreement, constitutes the entire agreement of the parties, superseding and terminating any and all prior or contemporaneous oral and prior written agreements, understandings or letters of intent between or among the parties with respect to the subject matter of this Agreement. No part of this Agreement may be modified or amended, nor may any right be waived, except by a written instrument which expressly refers to this Agreement, states that it is a modification or amendment of this Agreement and is signed by authorized officers of the parties to this Agreement, or, in the case of waiver, by the party granting the waiver. No course of conduct or dealing or trade usage or custom and no course of performance shall be relied on or referred to by any party to contradict, explain or supplement any provision of this Agreement, it being acknowledged by the parties to this Agreement that this Agreement is intended to be, and is, the complete and exclusive statement of the agreement with respect to its subject matter. Any waiver shall be limited to the express terms thereof and shall not be construed as a waiver of any other provisions or the same provisions at any other time or under any other circumstances. This Agreement does not supersede or modify in any manner the LOI or any other agreement entered into, either written or oral, between Sellers, Stockholder and FCIC, provided, however, that terms expressly set forth herein which specifically conflict with the LOI shall be governed exclusively by the terms of this Agreement.

                  (b) Severability. If any section, term or provision of this Agreement shall to any extent be heats or determined to be invalid or unenforceable, the remaining sections, terms and provisions shall nevertheless continue in full force and effect.

                  (c) Notices. All notices, demands, solicitation of consent or approval, and other communications hereunder shall be in writing and shall be deemed to have been given when given by hand or overnight courier service or when deposited in the United States mail, postage prepaid, by registered or certified mail, return receipt requested, or by telecopier or similar means of communication (collectively, "telecopier") if receipt if acknowledged or if transmission is confirmed by mail as provided in this Paragraph 8(b) addressed, as the case may be:

         To Purchaser:                      Healthbridge, Inc.
                                            c/o Esanu Katsky Korins & Siger LLP
                                            605 Third Avenue
                                            New York, New York 10158
                                            telecopier: (212) 953-6899
                                            Attention: Mr. Antonio Ponti

         with a copy to                     Esanu Katsky Korins & Siger, LLP
                                            605 Third Avenue
                                            New York, New York 10158
                                            telecopier: (212) 953-6899
                                            Attention: Eric S. Kamisher, Esq.

         To Sellers:                        Roatan Medical Technologies, Inc.
                                            WinTex Corporation
                                            Roatan Medical Services, Inc.
                                            United Services, Inc.
                                            Office Box 227377
                                            Dallas, Texas 75222-7377
                                            telecopier: (972) 647-4454
                                            Attention: Mr. Wilhelm Liesner

         with a copy to:                    Creel, Sussman and Moore LLP
                                            5949 Sherry Lane
                                            Suite 525
                                            Dallas, Texas 75225
                                            telecopier: (214) 378-8290
                                            Attention: L.E. Creel, III, Esq.

         To Stockholder:                    Mr. Wilhelm Liesner
                                            3611 Cole Avenue #330
                                            Dallas, Texas 75204
                                            telecopier: (214) 528-4231


         Any party may, by like notice, change the address, person or telecopier number to whom notice shall be given.

                  (d) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to agreements executed and to be performed wholly within such State, without giving effect to the principles of conflicts of law. Each party hereby (i) irrevocably consents and agrees that any legal or equitable action or proceeding arising under or in connection with this Agreement or any document or instrument delivered with respect to this Agreement shall be brought exclusively in any Federal or state court in the County of New York, State of New York, and (ii) irrevocably submits to and accepts, with respect to its properties and assets, generally and unconditionally, the jurisdiction of the aforesaid courts.

                  (e) Further Assurances. At any time and from time to time, each party agrees, without further consideration, to take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement.

                  (f) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                  (g) Headings. The headings in the Paragraphs of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement.






                            Intentionally Left Blank

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

                                            HEALTHBRIDGE, INC.

                                            By:  /s/ Antonio Ponte
                                            -------------------
                                                  Antonio Ponte
                                                  President

                                            ROATAN MEDICAL TECHNOLOGIES, INC.

                                            By: /s/ Wilhelm Liesner
                                            -----------------------
                                                  Wilhelm Liesner
                                                  President

                                            WINTEX CORPORATION, INC.

                                            By: /s/ Wilhelm Liesner
                                            -----------------------
                                                  Wilhelm Liesner
                                                  President

                                            ROATAN MEDICAL SERVICES CORP.

                                            By: /s/ Wilhelm Liesner
                                            -----------------------
                                                  Wilhelm Liesner
                                                  President

                                            UNITED SERVICES, INC.

                                            By:/s/ Wilhelm Liesner
                                            ----------------------
                                                  Wilhelm Liesner
                                                  President

                                            STOCKHOLDER:

                                            /s/ Wilhelm Liesner
                                            -------------------
                                            Wilhelm Liesner

                      Schedules to Asset Purchase Agreement

Schedule 1(a)       Certain Other Assets
Schedule 1(e)       Contracts and Obligations to be Assumed
Schedule 2(a)(ii)   Investments in Third Parties
Schedule 2(b)       Real Property
Schedule 2(b)(ii)   Permitted Liens
Schedule 2(b)(v)    Required Consents
Schedule 2(c)       Litigation
Schedule 2(e)(ii)   Employees
Schedule 2(e)(iv)   Unexpired Material Contracts
Schedule 2(g)(i)    Patents, Trademarks and Copyrights
Schedule 2(g)(ii)   Proprietary Rights

                                 SCHEDULE 1 (a)

                              Certain Other Assets


1. All tax attributes and benefits of any types or nature whatsoever belonging to, or assertable by, any of the Sellers and/or the shareholder, including all tax loss carryforwards, carry-backs, net operating losses, refunds, offsets, etc.

                                 SCHEDULE 1 (e)

                     Contracts and Obligations to be Assumed

Loans / Notes Payable
---------------------
F. Sabournchi                                                                          1,198
                                                                                   ---------
                                                                                   $   1,198

 Accounts Payable
 RTAN Accounts Payable (over $1,000) per 7/31/98 (other than above)

                                                          Inv. Date                   Amount
                                                          ---------                   ------
Ardt Financial (consultant)                               June - 97                $   4,000
Blume & Associates (profess.)                             1997 - May-98                2,327
BVS (profess.)                                            Jan - 98                     1,000
L.E Creel,III,Trustee                                                                 50,000
Hazel & Thomas (profess./patent)                          Feb-98-May-98               35,390
J. McCullough (consultant)                                Apr-98                       5,346
Vann Phillips                                                                          8,000
Presbyterian Hospital ***                                 Aug.-97-Apr-98              14,075
Raiffinanz                                                                             8,500
Richards & Medlok (profess./patent)                       1996-1997                    4,000
RIG Real (tvl.reimb)                                      May-98 - June-98             4,397
Triple S (vendor / lease-purchase)                        Jul-98                       1,501
W. Norris (consultant)                                    Oct-97-Jan-98                8,800
First Capital Invest Corp., BVI
(Expense notes)                                           $15,000
                                                          $20,000
                                                          $35,721
                                                          $13,960                     84,681
                                                          -------                  ---------
                                                                                    $232,017

* * * Due to agreement with Presbyterian Hospital to do maintenance and upgrades as well as cover any shortfalls in sterilizer performance.

Royalties

Roatan Medical Technologies, Inc. is contractually obligated under certain agreements to pay non-affiliated persons (Charles Ice and John McCullough) royalty payments of $575 for the first 500 Redloc(R) II sterilizer units to be sold.

SCHEDULE 1 (e) CONTINUED

Other

For the benefit of the company, Mr. Bissell has been retained as a consultant; this may cause a relatively small FICA problem at some point in the future.

Equipment Leases

See Schedule 2(b)(v) - each described equipment lease is to be assumed by Purchaser.

                              SCHEDULE 2 (a) (vii)

                          Investments in Third Parties

None, except those security interests detailed below:

Security interests, perfected by UCC-1 filings, are shown to be of record on February 19, 1999 for the following entities, and Debtor:

             Roatan Medical Services
             Roatan Medical Services Corp.
             Roatan Medical Technologies, Inc.
             United Services Co.
             United Services, Inc.

Other entities with similar names appear as Debtors but, according to the Sellers, are unrelated.

The pertinent UCC-1's of records are as follows:

             1. Debtor: ROATAN MEDICAL SERVICES, FINANCING STATEMENT, 05/22/1995, 9500101998, TXUCC

             2. Debtor: ROATAN MEDICAL SERVICES CORP., FINANCING STATEMENT, 12/11/1995, 9500237017, TXUCC

             3. Debtor: ROATAN MEDICAL SERVICES CORP., FINANCING STATEMENT, 02/15/1996, 9600031022,TXUCC

             4. Debtor: ROATAN MEDICAL SERVICES CORP, A CORPORATION, FEDERAL TAX LIEN, 07/01/1996, 9600129248, TXUCC
                         (terminated)

             5. Debtor: ROATAN MEDICAL SERVICES CORP., FINANCING STATEMENT, 06/15/1994, 9400118710, TXUCC

             6. Debtor: ROATAN MEDICAL SERVICES CORP., FINANCING STATEMENT, 06/15/1994, 9400118711,TXUCC

                                 SCHEDULE 2 (b)

                                  Real Property


Roatan Medical Technologies, Inc. (RTAN) currently occupies premises at 870 Greenview, Grand Prairie, Texas on a "month-to-month" basis at a monthly expense of $1,800 (triple net). This arrangements ends 12/31/98.

RTAN contributes $600 to the expense of an office/apartment for Mr. Liesner in Dallas.

                               SCHEDULE 2 (b) (ii)

                                 Permitted Liens

See attached.

                 8TH DOCUMENT of Focus printed in FULL format.


*** THIS DATA IS FOR INFORMATION PURPOSES ONLY. CERTIFICATION CAN ONLY BE OBTAINED FROM THE OFFICE OF THE TEXAS SECRETARY OF STATE ***


                      TEXAS SECRETARY OF STATE, UCC RECORD


 ACTIVE DEBTORS:        ROATAN MEDICAL SERVICES CORP. (Business]
                        1136 107TH ST
                        ARLINGTON, TEXAS 76011


ACTIVE SECURED PARTY:   SIEMENS CREDIT CORPORATION
                        5300 BROKEN SOUND BLVD., N. W.
                        BOCA RATON, FLORIDA 33487


TYPE: FINANCING STATEMENT

STATUS: ACTIVE AS OF: 06/15/1994

FILING-DATE: 06/15/1994

FILING-TIME: 8:00 AM Central Time

EXPIRATION: 06/15/1999

FILING-NUMBER: 9400118710

NUMBER OF PAGES ATTACHED TO FILING: 1

ENTER LEXDOC OR CALL 1-800-634-9738 TO ORDER COPIES OF THE ORIGINAL FILINGS

                  9TH DOCUMENT of Focus printed in FULL format.


*** THIS DATA IS FOR INFORMATION PURPOSES ONLY. CERTIFICATION CAN ONLY BE OBTAINED FROM THE OFFICE OF THE TEXAS SECRETARY OF STATE ***



                      TEXAS SECRETARY OF STATE, UCC RECORD

ACTIVE DEBTORS:  ROATAN MEDICAL SERVICES CORP.[Business]
                 1950 STEMMONS FWY
                 DALLAS, TEXAS 75207


ACTIVE SECURED PARTY:           SIEMENS CREDIT CORPORATION
                                5300 BROKEN SOUND BLVD., N.W.
                                BOCA RATON, FLORIDA 33487

TYPE: FINANCING STATEMENT

STATUS: ACTIVE AS OF: 06/15/1994

FILING-DATE: 06/15/1994

FILING-TIME: 8:00 AM Central Time

EXPIRATION: 06/15/1999

FILING-NUMBER: 9400118711

NUMBER OF PAGES ATTACHED TO FILING: 1

ENTER LEXDOC OR CALL 1-800-634-9738 TO ORDER COPIES OF THE ORIGINAL FILINGS

                               SCHEDULE 2 (b) (iv)

                                Required Consents


The company currently holds leases for two computers (1 laptop, 1 desktop) and a postage machine. These leases require the consent of the lessor to transfer to a new lessee.

                                 SCHEDULE 2 (c)

                                   Litigation

A shareholder of Roatan loaned $50,000 for the acquisition of a shell which then became Roatan Medical Technologies, Inc. He is not satisfied with the payment plan offered by Mr. Liesner and may subsequently commence legal proceedings.

                               SCHEDULE 2 (e) (ii)

                               Insider Agreements

None

                              SCHEDULE 2 (e) (iii)

                          Unexpired Material Contracts


See attached CONFIDENTIAL agreement with Presbyterian Hospital of Dallas.

                               SCHEDULE 2 (f) (i)

                              Contract Performance


1. That certain contract between Roatan Medical Services, Inc. and Presbyterian Hospital of Dallas, dated October 9, 1996.

                               SCHEDULE 2 (g) (i)

                       Patents, Trademarks and Copyrights


CIP Patent Application Serial Number 08/651,920
Microwave Pressure Vessel and Method of Sterilization

Patent No. 5,495,941
Dual Compartment Sterilizable Waste Containment Unit

Trademark Reg. No. 2,075,948
Redloc

Trademark Reg. No. 5,728,310 (March 17, 1998)
Microwave waste sterilizer granted to Charles L. Ice and John V. McCullough, pursuant to Application No. 510,287, assigned to United Systems, Inc., on or about April 9, 1996, assigned to First Capital Investment Corp., BVI on March 30, 1998.

                               SCHEDULE 2 (g) (ii)

                               Proprietary Rights

None